Exhibit 15.3 – Actuary Consent – Hans-Peter Kieselmann February 22, 2023 The Board of Directors HSBC Bank plc CONSENT OF HANS-PETER KIESELMANN I, Hans-Peter Kieselmann, consent to be named as valuation actuary of the HSBC Trinkaus & Burkhardt Pension Scheme in the annual report on Form 20-F for the year ended December 31, 2022 of HSBC Bank plc and to the incorporation by reference to references to myself in the registration statement on Form F-3 no. 333-267182 of HSBC Bank plc. Yours sincerely, /s/ Hans-Peter Kieselmann Hans-Peter Kieselmann Hans-Peter Kieselmann Consulting Actuary Member of German Actuarial Association Ulmenstraße 30 Frankfurt am Main 60325 Germany T +49 611 794-198 E hans-peter.kieselmann@wtwco.com W wtwco.com Willis Towers Watson GmbH is registered in Germany Registered with Frankfurt District Court, HRB 87927, Registered address: Ulmenstraße 30, Frankfurt am Main 60325, Germany